EXHIBIT 10(f)


                        EXECUTIVE EMPLOYMENT AGREEMENT




        THIS AGREEMENT is entered into February 28, 1996, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and Joseph Fisher (the "Employee").

        THE PARTIES AGREE AS FOLLOWS:

        1. Employment and Terms. The Company employs Employee as Senior Vice President General Merchandise Manager, and Employee agrees to serve in that capacity commencing January 28, 1996, and continuing through January 25, 1997, for the salary and on the terms set forth herein.

        2. Compensation. The Company agrees to pay Employee salary at an annual rate of $112,000, in bi-weekly or other regular intervals.

        3. Duties. Employee agrees, as long as employment by the Company continues, to devote Employee's entire time and best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by any officers and executives of the Company to whom the Employee is directed to report.



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        4. Termination.

        (a) If employment is terminated due to Employee's death, permanent incapacity or retirement, the Company shall have no obligation to pay any salary for the period after the date of termination of employment; but benefits may continue to the extent provided in any generally-applicable wage continuation program, insurance, or other employee benefit plans maintained by the Company.

        (b) If employment is terminated by the Company, or if Employee resigns before or at the expiration of the term, the Company shall have no obligation to pay any salary or other employment benefits for any period after the date of termination of employment.

        (c) If there is a change in the ownership or effective control of the Company or in the ownership of substantially all of the assets of the Company during the term and the Company terminates Employee's employment within two years after such change, the Company shall continue to pay salary (but no other employment benefits) at a bi-weekly rate equal to the amount paid bi-weekly pursuant to paragraph 2, for a period of 24 months. This paragraph 4(c) shall survive the expiration of the term.

        (d) Unless this Agreement is terminated by either party or superseded by another, it shall remain in effect from month-to-month after the expiration of the term.




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        5. Previous Agreements Superseded. This Agreement supersedes all previous employment agreements between the parties.

        6. Miscellaneous Provisions. This Agreement may be amended only by written agreement signed by either the Chairman, Vice Chairman or the President of the Company. It shall be construed according to the laws of Michigan, and shall be binding on and enforceable by the parties and their successors in interest.



IN THE PRESENCE OF:                                  JACOBSON STORES INC.

   /s/ Barbara M. Davis                   By:     /s/  James B. Fowler
-----------------------                        ------------------------------
                                                    Its   President
                                                        ---------------------
                                                                  COMPANY



   /s/  Barbara M. Davis                     /s/  Joseph H. Fisher
------------------------                  -----------------------------------
                                                                  EMPLOYEE